FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT ("Agreement") is made and entered into on this the 30th day of October 2007, by and between HFG International, Limited, a Hong Kong corporation ("HFG"), and Yuelang International Co, Ltd. a Hong Kong corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company's *exclusive* financial advisor during the term of this Agreement. The Company acknowledges that with the Company's consent HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A. *Restructuring and Going Public Transaction.*

(i) consult on the implementation of a restructuring plan (the "Restructuring") resulting in an organizational structure that will allow the Company to complete the Going Public Transaction; and

(ii) assist the Company in evaluating the manner of effecting a going public transaction (a "Going Public Transaction") with a public shell corporation ("Pubco") that is domiciled in the United States of America, has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, and has a class of securities eligible for quotation on the "OTCBB". The Going Public Transaction shall result in HFG, its affiliates and the minority shareholders of Pubco (collectively, the "Pubco Shareholders") retaining control of three and one-half percent (3.5%) of all the issued and outstanding stock of Pubco following consummation of the Going Public Transaction.

B. *Post Transaction Period*

Upon consummation of the Going Public Transaction, HFG agrees to:

(i) coordinate and supervise a training program for the purpose of facilitating new management's operation of Pubco;

(ii) if necessary, facilitate the preparation of an information statement to be filed with the SEC to change Pubco's name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco's common capital stock;

(iii) assist in developing and implementing Pubco's investor relations efforts, which shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; (b) creating a complete investor relations strategy to be implemented in English and Chinese; and (c) assisting in the preparation and dissemination of press releases. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco will be the sole responsibility of Pubco; and

(iv) provide assistance and guidance in the preparation and assembly of application materials for the listing of Pubco's common capital stock on the American Stock Exchange or the NASDAQ Stock Market.

2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

In the event either the Restructuring or the Going Public Transaction is not consummated as a result of HFG's misconduct or gross negligence, HFG shall indemnify the Company against all costs arising from the Company's efforts to complete the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals to be engaged by the Company for the purpose of consummating the transactions contemplated by this Agreement. The legal and accounting service fees shall be paid by the Company directly to the legal and accounting professionals.

3. Authorization Period. HFG's engagement hereunder shall become effective on the date hereof (the "Effective Date") and will automatically terminate (the "Termination Date") on the first to occur of the following: (a) either party exercises there right of termination under Section 5. hereof, (b) the Company's breach of its covenants herein or (c) 18 months from the Effective Date. This Agreement may be extended beyond the Termination Date if both parties

mutually agree in writing. Except as to certain obligations of the Company under Section 4. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with either the Restructuring or the Going Public Transaction.

4. Fees and Expenses. Upon the execution of this Agreement, the Company shall deliver to HFG, or its assigns, via wire transferred funds the non-refundable amount of US $30,000 to be used by HFG to conduct its due diligence investigation of the Company. HFG shall be entitled to a fee of $450,000 to be paid via wire transferred funds as follows: (i) $50,000 after completion of the due diligence investigation of the Company by HFG that demonstrates to both HFG and the Company's satisfaction that the Company is a suitable candidate for the Going Public Transaction and (ii) $400,000 on the closing of the Going Public Transaction.

In addition, the Company shall reimburse HFG for all pre-approved and documented travel and lodging expenses incurred by HFG personnel during the term of this Agreement. All expenses that have been approved by the Company, other than the travel and lodging expenses incurred within Great China including mainland China, Hong Kong, Taiwan, and Macao, shall in turn be reimbursed within 30 days of submission to the Company by HFG of documentation evidencing the expenses incurred.

At the request of the Company, HFG has prepared and attached to this Agreement as Appendix "A" a list of expenses that the Company can expect to incur as a result of undertaking a Going Public Transaction. The list was compiled based on expenses incurred by other clients of HFG for the Company's reference.

5. Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company's independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of Pubco.

6. Registration Rights. The Company covenants and agrees that upon receipt of written demand by either HFG or its affiliates, the Company shall instruct Pubco to prepare, and, as soon as practicable but in no event later than 90 calendar days after the date of such notice, file with the U.S. Securities and Exchange Commission ("SEC") a Registration Statement or Registration Statements (as is necessary) on Form S-3 (or if such form is unavailable, such other form as is available for registration) covering the resale of all of the shares of Pubco's common capital stock held by HFG or its affiliates. The Company shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable.

7. Capital Raising Activities. During the term of this Agreement HFG shall have the exclusive right to act as the Company's and Pubco's exclusive financial advisor to coordinate and identify the placement agent for any debt or equity placements of securities desired to be undertaken by either the Company or Pubco during the term of this Agreement.

8. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph of this Section 8.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG International, Limited

By: ______________________
Timothy P. Halter,
Its: President

The Company:

Yuelang International Co, Ltd.

By: ______________________
Name: ______________________
Its: ______________________

APPENDIX "A"

Expense Item	Estimated Cost
Legal Fees- US (Transaction documents and 8-K)	$100,000
Legal- Hong Kong Counsel	$10,000
Audit Fees	$50,000